UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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F5 NETWORKS, INC.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FISCAL YEAR END 2007 ANNUAL MEETING OF SHAREHOLDERS
BOARD OF DIRECTORS
CORPORATE GOVERNANCE
Compensation Committee Report
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION FOR FISCAL 2007
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF TWO CLASS III DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES.
PROPOSAL 2. RATIFICATION OF INDEPENDENT AUDITOR
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR END 2008
HOUSEHOLDING OF PROXY MATERIALS
VOTE BY INTERNET — www.proxyvote.com
VOTE BY PHONE — 1-800-690-6903
VOTE BY MAIL

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 11, 2008

TO SHAREHOLDERS OF F5 NETWORKS, INC.:

The annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year end 2007 will be held on March 11, 2008 at 11:00 a.m. Pacific time at F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect two Class III directors to hold office until the annual meeting of shareholders for fiscal year end 2010 and until their successors are elected and qualified;

2. to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2008; and

3. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Company’s Proxy Statement and 2007 Annual Report to Shareholders on Form 10-K are available at www.proxyvote.com and www.f5.com/about/investor-relations/corporate-governance.

Only shareholders of record at the close of business on January 7, 2008 are entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

Jeffrey A. Christianson
Secretary

Seattle, Washington
January 25, 2008

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, please promptly vote and submit your proxy by phone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Voting via the Internet is a valid proxy voting method under the laws of the State of Washington (our state of incorporation).

The F5 Networks, Inc. Proxy Statement and 2007 Annual Report to Shareholders is available online at
www.proxyvote.com and www.f5.com/about/investor-relations/corporate-governance.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

www.proxyvote.com	1-800-690-6903 via touch tone

24 hours a day/7 days a week	24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on March 10, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on March 10, 2008. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, since a majority of the shares of common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

F5 NETWORKS, INC.
401 Elliott Avenue West
Seattle, Washington 98119

PROXY STATEMENT
FISCAL YEAR END 2007 ANNUAL MEETING OF SHAREHOLDERS

F5 Networks, Inc. (the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on March 11, 2008, at 11:00 a.m., Pacific time at F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119, and at any adjournments thereof (the “Annual Meeting”). These materials are being mailed to shareholders on or about January 25, 2008. The Company’s principal executive offices are located at 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is 206-272-5555.

Only holders of the Company’s common stock, no par value (the “Common Stock”), as of the close of business on January 7, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were 85,068,950 shares of Common Stock outstanding.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shareholders present at the meeting for purposes of determining whether a quorum is present.

Each shareholder of record is entitled to one vote at the Annual Meeting for each share of Common Stock they hold on the Record Date. Shareholders may vote their shares by using the enclosed proxy card, over the Internet or by phone. If a proxy is received that does not specify a vote or an abstention, the shares represented by that proxy will be voted (i) FOR the nominees to the Board of Directors listed in this Proxy Statement; (ii) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending September 30, 2008; and (iii) in accordance with the discretion of the named proxies on any other matters properly brought before the Annual Meeting. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card and proxies submitted by telephone or over the Internet give discretionary authority to the person named as proxy to vote the shares represented by the proxy in his discretion.

Under Washington law and the Company’s Second Amended and Restated Articles of Incorporation and Bylaws (the “Bylaws”), if a quorum exists at the meeting, the nominees for director who receive the greatest number of votes cast will be elected to the Board of Directors. In addition, if a quorum exists at the meeting, approval of all other matters that properly come before the Annual Meeting requires that the votes cast in favor of such actions exceed the votes cast against such actions. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will have no impact on the election of directors or the other proposals at the meeting since they have not been cast in favor of or against any nominee or a proposal.

A shareholder may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another proxy bearing a later date to the Corporate Secretary of the Company at 401 Elliott Avenue West, Seattle, Washington 98119 before or at the Annual Meeting or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the shareholder actually votes in person at the meeting.

The Board of Directors of the Company is soliciting the proxies accompanying this Proxy Statement. The Company will pay all of the costs of this proxy solicitation. However, you will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mail solicitation, officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company has retained Advantage Proxy to assist in connection with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Advantage Proxy customary fees, which are expected to be $5,750 plus expenses. The Company, if requested, will pay brokers, banks, and other fiduciaries that hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

BOARD OF DIRECTORS

The Board of Directors of the Company currently consists of eight directors divided into three classes. Currently, the Class I directors are Karl D. Guelich and Keith D. Grinstein; the Class II directors are Deborah L. Bevier, Alan J. Higginson and John McAdam; and the Class III directors are Rich Malone, A. Gary Ames and Scott Thompson. Mr. Malone’s term on the Board of Directors expires on the date of the Annual Meeting. Mr. Malone will not stand for re-election at the Annual Meeting. At the Annual Meeting, the shareholders will vote on the election of two Class III directors to serve for three-year terms until the annual meeting of shareholders for fiscal year end 2010 and until their successors are elected and qualified. The Class I directors will hold office until the Company’s annual meeting for fiscal year end 2008 and the Class II directors will hold office until the Company’s annual meeting for fiscal year end 2009. All directors will hold office until the annual meeting of shareholders at which their terms expire and the election and qualification of their successors. Promptly following the annual meeting, the Board of Directors will take such actions that are necessary to reduce the number of directors on the Board of Directors to seven members. Such actions will reduce the number of Class III directors from three to two.

The Board of Directors has nominated A. Gary Ames for re-election and Scott Thompson for election to the Board of Directors as Class III directors at the Annual Meeting. The nominees have consented to serve as directors of the Company if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

Director Independence

The Board of Directors annually determines the independence of directors and nominees under Nasdaq Marketplace Rules 4200(a)(15) and 4350(c). Under these rules, an “independent director” means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director is not independent under this standard if the director is, or at any time during the past three years was, employed by the company. Under these rules, as of January 25, 2008, the following directors and nominees are considered independent; Karl D. Guelich, Alan J. Higginson, Keith D. Grinstein, A. Gary Ames, Deborah L. Bevier, Rich Malone, and Scott Thompson. Under these rules, John McAdam is not considered independent because he is the Company’s President and Chief Executive Officer.

Nominees and Continuing Directors

The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

John McAdam, age 56, has served as our President, Chief Executive Officer and a director since July 2000. Prior to joining us, Mr. McAdam served as General Manager of the Web server sales business at International Business Machines Corporation from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to International Business Machines

Corporation in September 1999. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland.

Karl D. Guelich, age 65, has served as one of our directors since June 1999 and as board chair from January 2003 through April 2004. Mr. Guelich has been in private practice as a certified public accountant since his retirement from Ernst & Young LLP in 1993, where he served as the Area Managing Partner for the Pacific Northwest offices headquartered in Seattle from October 1986 to November 1992. Mr. Guelich holds a B.S. in Accounting from Arizona State University.

Alan J. Higginson, age 60, has served as board chair since April 2004, and as one of our directors since May 1996. Mr. Higginson is Chairman of Hubspan, Inc., an e-business infrastructure provider. He served as President and Chief Executive Officer of Hubspan from August 2001 to September 2007. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from the University of Santa Clara.

Keith D. Grinstein, age 47, has served as one of our directors since December 1999. He also serves as board chair for Coinstar, Inc., a coin counting machine company, and as lead outside director for Nextera, Inc. an economics-consulting firm. Mr. Grinstein is a partner of Second Avenue Partners, LLC, a venture capital fund. Mr. Grinstein’s past experience includes serving as President, Chief Executive Officer and Vice Chair of Nextel International Inc., and as President and Chief Executive Officer of the Aviation Communications Division of AT&T Wireless Services Inc. Mr. Grinstein holds a B.A. from Yale University and a J.D. from Georgetown University.

A. Gary Ames, age 63, has served as one of our directors since July 2004. Mr. Ames served as President and Chief Executive Officer of MediaOne International, a provider of broadband and wireless communications from July 1995 until his retirement in June of 2000. From January 1990 to July 1995, he served as President and Chief Executive Officer of U S West Communications, a regional provider of residential and business telephone services, and operator and carrier services. Mr. Ames also serves as director of SuperValu Inc. and iPass, Inc.

Deborah L. Bevier, age 56, has served as one of our directors since July 2006. Ms. Bevier has been the principal of D.L. Bevier Consulting LLC, an organizational and management consulting firm, since 2004. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, President and Chief Executive Officer of Laird Norton Financial Group and its predecessor companies, an independent financial advisory services firm. From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp, including chairman and Chief Executive Officer of Key Bank of Washington. Ms. Bevier currently serves on the board of directors of Fisher Communications, Inc., a media and communications company, Coinstar, Inc., and Puget Sound Bank. Ms. Bevier holds a B.S. in Economics from SUNY New Paltz and a graduate degree from Stonier Graduate School of Banking at Rutgers University.

Scott Thompson, age 50, was appointed as one of our directors in January 2008. Mr. Thompson is President of PayPal, an eBay Company. From February 2005 to January 2008, he served as Senior Vice President and Chief Technology Officer, Payments, Risk and Technology at PayPal. From April 2000 to February 2005, he served as Executive Vice President and Global Chief Information Officer for Inovant/VISA International. From August 1997 to April 2000, he served as Chief Technology Officer and Executive Vice President, Systems Group at VISA USA. Mr. Thompson holds a B.S. in Accounting from Stonehill College.

There are no family relationships among any of the Company’s directors or executive officers. None of the corporations or other organizations referred to in the biographical information set forth above is a parent, subsidiary or other affiliate of the Company.

CORPORATE GOVERNANCE

Committees of the Board

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees (collectively, the “Standing Committees”). Each of the Standing Committees has a charter, copies of which are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Audit Committee.  The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. As described more fully in the charter, the functions of the Audit Committee are to select, evaluate and, if necessary, replace the Company’s independent registered public accounting firm, to review and approve the planned scope, proposed fee arrangements and results of the annual audit, approve any proposed non-audit services to be provided by the independent registered public accounting firm, oversee the adequacy of accounting and financial controls, review the independence of the auditors, and oversee the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee members are Messrs. Guelich (chairman), Grinstein and Malone, and Ms. Bevier. The Board of Directors has determined that Mr. Guelich is an “audit committee financial expert” as defined in Item 407 of Regulation S-K. Each current member of the Audit Committee is, and each member of the Audit Committee during fiscal year 2007 was, an independent director as defined by the Nasdaq Marketplace Rules (as independence is currently defined in Rules 4200(a)(15) and 4350(c) therein).

Compensation Committee.  The Compensation Committee conducts an annual review to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Board of Directors. The Committee recommends for approval by the Board of Directors the compensation for the Chief Executive Officer and directors, including salaries, bonus levels and stock awards, and reviews and approves compensation proposals made by the Chief Executive Officer for the other executive officers. The Compensation Committee members are Messrs. Ames, Grinstein (chairman) and Higginson, and Ms. Bevier. Each current member of the Compensation Committee is, and each member of the Compensation Committee during fiscal 2007 was, an independent director as defined by the Nasdaq Marketplace Rules. For additional information about the Compensation Committee and the outside independent compensation consultant, Towers Perrin, retained by the Compensation Committee, see the description of the Compensation Committee’s activities in the Executive Compensation — Compensation Discussion and Analysis section.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s function is to identify new board members, recommend board nominees, evaluate the board’s performance, and provide oversight of corporate governance and ethical conduct. The Nominating and Governance Committee members are Messrs. Ames (chairman), Guelich, Higginson and Malone. Each current member of the Nominating and Governance Committee is, and each member of this committee during fiscal year end 2007 was, an independent director as defined by the Nasdaq Marketplace Rules.

Special Committee.  In addition, on May 22, 2006, the Board of Directors formed a special committee of outside directors with broad authority to conduct a review of our stock option practices, including a review of our underlying stock option documentation and procedures (the “Special Committee”). The Special Committee was originally composed of Messrs. Guelich, Malone and Ames. Since July 2006, the Special Committee members have been Mr. Ames and Ms. Bevier.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has had one or more executive officers which served as a member of the Company’s Board of Directors or Compensation Committee.

Related Person Transactions Policy and Procedures

As set forth in the charter of the Audit Committee of the Board of Directors, any related person transaction involving a Company director or executive officer must be reviewed and approved by the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related persons include any director or executive officer, certain shareholders and any of their “immediate family members” (as defined by SEC regulations). To identify any related person transaction, the Company requires each director and executive officer to complete a questionnaire each year requiring disclosure of any prior or proposed transaction in which the director, executive officer or any immediate family member might have an interest. Each director and executive officer is directed to notify the Company’s Senior Vice President and General Counsel of any such transaction that arises during the year. The Company’s chief accounting officer reports to the Audit Committee on a quarterly basis regarding any potential related person transaction. In addition, the Board of Directors determines on an annual basis which directors meet the definition of independent director under the Nasdaq Marketplace Rules and reviews any director relationship that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. A copy of the Company’s “Policy and Procedure for Approving Related-Person Transactions” is available on our website at www.f5.com under the “About F5 - Investor Relations — Corporate Governance” section.

Certain Relationships and Related Person Transactions

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) limit the liability of the Company’s directors for monetary damages arising from their conduct as directors, except to the extent otherwise required by the Articles and the Washington Business Corporation Act. The Articles also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Washington law, including in circumstances in which indemnification is otherwise discretionary under Washington law. The Company has entered into indemnification agreements with the Company’s directors and certain officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.

Pursuant to these indemnification agreements, the Company has advanced or indemnified certain current and former directors and officers for fees and expenses incurred by them in connection with the Special Committee’s review of the Company’s stock option practices, including a review of our underlying stock option documentation and procedures, and the previously disclosed restatement of the Company’s financial statement, legal proceedings and other matters related to the Company’s stock option practices, all as described in the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2007, which is being mailed to shareholders of the Company with this proxy statement.

Meetings of the Board and Standing Committees

The Company’s Board of Directors met or acted by unanimous written consent 11 times during fiscal 2007. The Audit Committee met 13 times and the Compensation Committee met or acted by unanimous written consent 15 times. During fiscal 2007, the Nominating and Corporate Governance Committee met 4 times. The outside directors met 3 times during fiscal 2007, with no members of management present. Each member of the Board of Directors attended 75% or more of the Board meetings during fiscal 2007. Each member of the Board of Directors who served on the Standing Committees attended at least 75% of the committee meetings.

Director Nomination

Criteria for Nomination to the Board.  The Nominating and Corporate Governance Committee (the “Nominating Committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the Nasdaq Marketplace Rules, that members of the Company’s Audit Committee meet the financial literacy requirements under the Nasdaq Marketplace Rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, the ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Shareholders Proposals for Nominees.  The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such shareholders(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption “Shareholder Proposals for the Annual Meeting for Fiscal Year End 2008” below.

Process for Identifying and Evaluating Nominees.  The process for identifying and evaluating nominees to fill vacancies on the Board of Directors is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Nominating Committee to identify qualified candidates. These candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Serious candidates meet with all members of the Board, and as many of the Company’s executive officers as practical. Using the input from such interviews and the information obtained by the Nominating Committee, the full Board determines whether to appoint a candidate to the Board.

The Nominating Committee will evaluate the skills and experience of existing Board members against the Company’s critical needs in making recommendations for nomination by the full Board of candidates for election by the shareholders. The Nominating Committee charter is available on the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com. Each current member of the Nominating Committee is an independent director as defined by the Nasdaq Marketplace Rules. The nominees to the Board of Directors described in this Proxy Statement were approved by at least a majority of Company’s independent directors, including each member of the Nominating Committee. Mr. Thompson, who joined the Board of Directors in January 2008, was recommended by a third-party search firm the Nominating Committee retained, at the expense of the Company, in fiscal year 2007. The third-party search firm was provided guidance as to the particular skills, experience and other characteristics the Nominating Committee was seeking in potential candidates. The third-party search firm identified a number of potential candidates, including Mr. Thompson, and prepared background materials on these candidates which were provided to the members of the Nominating Committee for their review. The third-party search firm interviewed those candidates the Nominating Committee determined merited further consideration, and assisted in arranging interviews of selected candidates with members of the Nominating Committee, other members of the Board of Directors, and certain of the Company’s executive officers. The third-party search firm also completed reference checks on the candidates.

The Nominating Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

Communications with Directors; Attendance at Annual Meetings

Shareholders who wish to communicate with our Directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so by contacting them c/o Corporate Secretary, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. As set forth in the Company’s Corporate Governance Guidelines, a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com, these communications will be forwarded by the

Corporate Secretary to a Board member, Board Committee or the full Board as appropriate. Directors are expected to be present at the Company’s annual meetings of shareholders. Six (6) Directors attended the Company’s fiscal year 2006 annual meeting.

Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics that applies to all of our senior financial officers, including our CEO, chief finance officer and chief accounting officer. The Code of Ethics is posted on the Company’s website. The Internet address for our website is www.f5.com and the Code of Ethics may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website. A copy of the Code of Ethics may be obtained without charge by written request to the Company’s Secretary. We also have a separate Code of Ethics that applies to all of the Company’s employees, which may be also found under the “About F5 — Investor Relations — Corporate Governance” section of our website.

Legal Proceedings

Beginning on or about May 24, 2006, several derivative actions were filed against certain current and former directors and officers of the Company. These derivative lawsuits were filed in: (1) the Superior Court of King County, Washington, as In re F5 Networks, Inc. State Court Derivative Litigation (Case No. 06-2-17195-1 SEA), which consolidates Adams v. Amdahl, et al. (Case No. 06-2-17195-1 SEA), Wright v. Amdahl, et al. (Case No. 06-2-19159-5 SEA), and Sommer v. McAdam, et al. (Case No. 06-2-26248-4 SEA) (the “State Court Derivative Litigation”); and (2) in the U.S. District Court for the Western District of Washington, as In re F5 Networks, Inc. Derivative Litigation, Master File No. C06-0794RSL, which consolidates Hutton v. McAdam, et al. (Case No. 06-794RSL), Locals 302 and 612 of the International Union of Operating Engineers-Employers Construction Industry Retirement Trust v. McAdam et al. (Case No. C06-1057RSL), and Easton v. McAdam et al. (Case No. C06-1145RSL). On August 2, 2007, another derivative lawsuit, Barone v. McAdam et al. (Case No. C07-1200P), was filed in the U.S. District Court for the Western District of Washington. We expect that this lawsuit will be consolidated with the other lawsuits pending in the U.S. District Court for the Western District of Washington. The complaints generally allege that certain of the Company’s current and former directors and officers, including, in general, each of the Company’s current outside directors (other than Deborah L. Bevier and Scott Thompson who joined the Company’s Board of Directors in July 2006 and January 2008, respectively) breached their fiduciary duties to the Company by engaging in alleged wrongful conduct concerning the manipulation of certain stock option grant dates. The Company is named solely as a nominal defendant against whom the plaintiffs seek no recovery. Our combined motion to consolidate and stay the State Court Derivative Litigation was granted in a court order dated April 3, 2007. Our motion to dismiss the consolidated federal derivative actions based on plaintiffs’ failure to make demand on the Company’s Board of Directors prior to filing suit was granted in a court order dated August 6, 2007 with leave to amend the allegations in plaintiffs’ complaint. Plaintiffs filed an amended consolidated federal derivative action complaint on September 14, 2007. We intend to vigorously pursue dismissal of the amended complaint and have filed a motion to dismiss based on plaintiffs’ failure to make demand on the Company’s Board of Directors prior to filing suit. Due to the inherent uncertainties of litigation, we are unable to predict the outcome of these matters at this time.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis.” Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2007.

Members of the Compensation Committee:

Keith D. Grinstein, Chair A. Gary Ames Deborah L. Bevier Alan J. Higginson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Company’s philosophy concerning compensation for executive officers is to directly link their compensation to continuous improvements in the Company’s financial performance and the creation of shareholder value. The key elements of this philosophy are as follows:

•	provide a competitive total compensation package that enables the Company to attract, motivate, reward and retain executive officers who contribute to the Company’s success;

•	provide incentive compensation that is directly linked to the performance of the Company and aligns the interests of executive officers with the long-term interests of shareholders; and

•	establish incentives that relate to the Company’s annual and long-term business strategies and objectives.

The Committee believes that the Company’s executive compensation should also reflect each executive officer’s qualifications, experience, role and personal performance and the Company’s performance achievements.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to correlate executive compensation with the Company’s business objectives and performance and the creation of shareholder value, and to enable the Company to attract, retain and reward key executive officers who contribute to its long-term success.

What Our Executive Compensation Program is Designed to Reward

The executive compensation program is designed to reward executive officers for continuous improvements in the Company’s financial performance and the creation of shareholder value.

Elements of Our Compensation Program

The three primary components of our executive compensation program are; (i) base salary, (ii) incentive compensation in the form of cash bonuses, and (iii) equity compensation.

Base Salary.

Base salary is the guaranteed element of employees’ annual cash compensation. Executive officers’ base salaries are set at levels which reflect their specific job responsibilities, experience, qualifications, job performance, potential contributions, market data from a salary survey covering technology companies in comparable areas (“Survey Companies”), and compensation paid to comparable executives as set forth in proxy statements for a peer group of 30 companies (“Peer Group Companies”) developed by an outside independent compensation consultant (See “Factors Considered — Benchmarking”). Base salaries are reviewed and adjusted annually, and may also be adjusted from time to time in recognition of individual performance, promotions and marketplace competitiveness. The base salaries of the executive officers, including Mr. McAdam, are generally set at or near the 50th percentile range of base compensation for comparable executive officers in the peer group companies.

Incentive Compensation.

The Committee believes that incentives based on attaining or exceeding established financial targets, properly align the interests of the executive officers with the interests of the shareholders. All of our executive officers participate in the Incentive Compensation Plan for Executive Officers (“Incentive Plan”). The Incentive Plan is a cash incentive bonus plan, with each executive officer assigned a target bonus amount expressed as a percentage of such executive officer’s base salary, ranging from 30% to 80%. The Committee determines each of these target bonus percentages based on its assessment of the impact each position had on the Company’s financial performance and compensation data from the Survey Companies and Peer Group Companies provided by the outside consultant. The total direct cash compensation (base salary plus the target bonus) of the executive officers, including Mr. McAdam, are generally set at or near the 50th percentile range of total cash compensation for comparable executive officers at the Survey Companies and the Peer Group Companies.

If earned, the cash incentive bonus is paid quarterly. 50% of the cash incentive bonus is based on the Company achieving target revenue for the quarter and 50% is based on the Company achieving target adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding certain manufacturing and warranty-related depreciation and amortization expense) for the quarter. Each such target is determined by the Board of Directors and is set forth in the Board-approved annual budget for each such fiscal year. See footnote (3) of the Grants of Plan-Based Awards Table for Fiscal 2007 for information regarding the targets for fiscal year 2007. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid linearly above 80% of the targeted goals. Results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more.

The Committee retains some discretion in the administration of the Incentive Plan. In calculating the percentage of target EBITDA achieved for the fourth quarter on fiscal year 2007, the Committee determined it was appropriate to exclude from this calculation a one-time charge of $14 million for in-process research and development related to our acquisition of Acopia in September 2007, as this one-time charge was related to an acquisition and did not arise from or otherwise reflect the Company’s operating results in fiscal year 2007. In fiscal year 2007, the Company achieved 105% of the annual revenue target and 107% of the annual adjusted EBITDA target. As a result, the executive officers earned 106% of their target cash incentive bonus in fiscal year 2007. The Committee believes that the cash incentive bonuses paid to the executive officers for performance in 2007 were merited based on the Company’s outstanding operating results as compared to the targets, increases in market capitalization, total revenue and net income over fiscal year 2006 of 43%, 33% and 17% respectively, and continued growth in market share.

Equity Compensation.

The Committee believes that equity ownership aligns the interests of executive officers with those of the shareholders and provides significant motivation to executive officers to maximize value for the Company’s shareholders. In accordance with this belief, the Committee periodically approves grants of equity compensation under the Company’s equity incentive plans. The amounts of these grants are based on the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company’s success, peer and survey group equity compensation data provided by the outside consultant, previous grants to such officer, and recruitment and retention considerations. The types of awards include stock options and restricted stock units (“RSUs”). The value of equity compensation grants to each of the executive officers, including Mr. McAdam, is generally set between the 50th and 75th percentile range of the value of the most recent long-term incentive compensation grants to comparable executive officers in the Survey Companies and Peer Group Companies.

In December 2006, our Board and the Committee approved a performance-based equity compensation program for fiscal year 2007 (the “2007 Performance Grant Program”) in conjunction with approving equity grants under the Company’s 2005 Equity Incentive Plan to each of the Named Executive Officers. Under the 2007 Performance Grant Program, the vesting of fifty percent (50%) of each such grant is subject to the Company achieving specified percentage increases in total revenue relative to a prior fiscal year. The Committee selected a total revenue increase target of 20% for vesting of 50% of these grants as the Company’s continued revenue growth will contribute significantly to increased shareholder value. See footnote (4) of the Grants of Plan-Based Awards Table for Fiscal 2007 for additional information regarding the performance-based equity compensation program for fiscal year 2007. In accordance with the 2005 Equity Incentive Plan, a Named Executive Officer must be employed by the Company or its affiliates on each vesting date in order to receive the shares of common stock issuable upon such vesting date.

In January 2007, the Board approved and adopted a “Policy Regarding the Granting of Equity-Based Compensation Awards,” a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com. This Policy provides that the Committee or the Board of Directors, as applicable, shall approve equity awards to existing employees and service providers (other than newly-promoted individuals and non-employee directors) on an annual basis on August 1 (or, if such day is not a business day, on the following business day). Equity awards to newly-hired employees and service providers (other than non-employee directors) and to newly-promoted individuals shall be approved on a quarterly basis on February 1, May 1, August 1 and November 1 (or, if such day is not a business day, on the following business day). The Committee or the Board of Directors, as applicable, may approve equity awards outside of the new hire grant date to select individuals in the event of extraordinary circumstances. Prior to each annual meeting of shareholders, the Committee shall review and recommend to the Board of Directors for approval the amount and terms of any equity awards to be granted to non-employee directors. The Board of Directors approves all equity awards to be granted to non-employee directors on the date of the annual meeting of shareholders.

Pursuant to the Company’s “Insider Trading Policy,” a copy of which may be found under the “Investor Relations — Corporate Governance” section of our website, www.f5.com, the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The Policy specifically prohibits directors, officers and other employees, and their family members, from engaging in short sales of the Company’s securities; transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, and certain hedging transactions related to the Company’s securities. In addition, directors, officers and other employees are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Other Benefits and Perquisites.

The Company’s executive officers participate in broad-based benefit plans that are available to other employees. With the exception of an internet service stipend, the Company does not currently provide additional material perquisites for its executive officers.

How Each Element Fits Into our Overall Compensation Objectives and Affects Other Elements of Compensation

Consistent with our philosophy that a significant amount of the executive officers’ compensation should be directly linked to the performance of the Company and align the interests of executive officers with the long-term interests of shareholders, a majority of the executives’ compensation is based on the Company achieving certain performance and financial targets. We do not have an exact formula for allocating between cash and equity compensation, but target total direct cash compensation (base salary plus the target bonus) of the executive officers at or near the 50th percentile range of total cash compensation for comparable executive officers in the Peer Group Companies, and total direct compensation (cash and equity compensation) between the 50th and 75th percentiles.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

The accounting and tax treatment of the elements of our compensation program is considered in the design of the compensation program. But it is not the sole consideration. Under Section 162(m) of the Internal Revenue Code, the federal income tax deduction for certain types of compensation paid to the chief executive officer and the three other most highly compensated executive officers of publicly held companies (other than the chief executive officer and chief financial officer) is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and has decided that it is not appropriate at this time to limit the Company’s discretion to design the compensation packages payable to the Company’s executive officers to comply with these deductibility guidelines.

Factors Considered — Benchmarking

The Committee conducts an annual review of the executive compensation program and utilizes peer and survey group data to help set proper compensation levels. For fiscal year 2007, the Committee retained an outside independent compensation consultant, Towers Perrin, to assist it in this review and to conduct a competitive review of the total direct compensation (cash and equity compensation) for the Company’s executive officers. The Committee instructed Towers Perrin to collect base salary, total cash, long-term incentive, and total direct compensation data and to analyze and compare on a pay rank and position basis our executive officers’ compensation with the compensation paid to comparable executives as set forth in proxy statements for the Peer Group Companies developed by Towers Perrin and approved by the Committee. The following is a list of these Peer Group Companies:

ADC Telecommunications Inc.	Finisar Corp.	Progress Software Corp.
Avocent Corp.	Foundry Networks Inc.	Quest Software Inc.
BEA Systems Inc.	Hyperion Solutions Corp.	Red Hat Inc.
Blue Coat Systems Inc.	Internet Security Systems Inc.	SafeNet Inc.
BMC Software Inc.	Juniper Networks Inc.	Siebel Systems Inc.
CIENA Corp.	Level 3 Communications Inc.	SonicWALL Inc.
Citrix Systems Inc.	McAfee Inc.	Symantec Corp.
Comverse Technology Inc.	Micromuse Inc.	Sybase
Emulex Corp.	NetIQ Corp.	VeriSign Inc.
FileNet Corp	Network Appliance Inc.	Websense Inc.

Towers Perrin also analyzed and compared our executive officers’ compensation with the compensation paid to comparable executives based on compensation data published in the Radford Executive Survey for companies in the Software/Network sector with revenues from $200 million to $1 billion. The following 60 companies participated in this Survey:

3COM	Epicor Software	Mercury	SAVVIS Communications
Activant Solutions	Filenet	Metavante	Serena Software
Activision	GEAC Enterprise Solutions	Misys Healthcare Systems	Skillsoft
Ariba	Hyperion Solutions	National Instruments	SPSS
Aspect Communications	I2 Technologies	NCS Pearson	SSA Global Technologies
Avid Technology	Informatica	Open Text	Sybase
Borland Software	Internet Security Systems	Openwave	The Mathworks
Brocade Communications Systems	Juniper Networks	Panduit	THQ
Business Objects	Kronos	Pinnacle Systems	Tibco Software
Citrix Systems	Lawson Software	Progress Software	Trend Micro
Cognex	Macromedia	QAD	Ubisoft
Cognos	Marconi North America	Quest Software	Vivendi Universal Games
Dendrite International	McAfee	Reynolds & Reynolds	VMWARE
Dictaphone	McData	S1	Webmethods
Doubleclick	Mentor Graphics	Salesforce.com	Wind River Systems

Role of Executive Officers in Determining Executive Compensation

The Committee annually assesses the performance of, and recommends to the full Board of Directors base salary and incentive compensation for the Company’s President and CEO. The Company’s President and CEO recommends to the Committee annual base salary and incentive compensation adjustments for the other executive officers.

Employment Contracts and Change-in-Control Arrangements

There are currently no written employment contracts with any of the Named Executive Officers. Each such officer is an “at-will” employee, and his employment may be terminated anytime with or without cause. The RSU and option grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company, the vesting of outstanding and unvested RSUs and options will accelerate and such RSUs and options will become fully vested. We believe that such change-in-control provisions provide an additional tool for attracting and retaining key executive officers.

Summary Compensation Table

The following tables sets forth information concerning compensation for services rendered to us by (a) our Chief Executive Officer (the “CEO”), (b) our Chief Finance Officer (the “CFO”) and (c) our three other most highly compensated executive officers who were serving as our executive officers at the end of fiscal year 2007. These executive officers, together with the CEO and CFO, are collectively referred to as the “Named Executive Officers.”

Summary Compensation Table for Fiscal 2007

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	Earnings ($)	($)(5)	($)

John McAdam,	2007	$495,508	N/A	$4,822,443	$0	$420,283	N/A	$600	$5,738,834
President and Chief Executive Officer
Andrew Reinland,	2007	$191,180	N/A	$1,300,671	$0	$60,809	N/A	$4,600	$1,557,260
Chief Finance Officer and Senior Vice President
Karl Triebes	2007	$342,698	N/A	$1,250,652	$480,493	$181,670	N/A	$4,600	$2,260,113
Senior VP of Product Development and Chief Technology Officer
Tom Hull	2007	$292,136	N/A	$1,250,652	$183,071	$185,839	N/A	$4,600	$1,916,298
Senior VP of Worldwide Sales(4)
Dan Matte	2007	$209,633	N/A	$1,448,065	$0	$133,355	N/A	$4,600	$1,795,653
Senior VP of Marketing

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year 2007 for the RSUs granted to the Named Executive Officers in the 2007 fiscal year as well as prior fiscal years, in accordance with FASB Statement No. 123(R), “Share-Based Payment” (“FAS 123R”). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2007. These amounts reflect the company’s accounting expense for these awards, rather than the amount paid or to be realized by the Named Executive Officers.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the options granted to the Named Executive Officers in prior fiscal years, in accordance with FAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2007. These amounts reflect the company’s accounting expense for these awards, rather than the amount paid or to be realized by the Named Executive Officers. No options were granted to Named Executive Officers during fiscal year 2007.

(3)	50% of the cash incentive bonus is based on the Company achieving target revenue for the quarter and 50% is based on the Company achieving target EBITDA for the quarter. For additional information, see footnote (3) of the Grants of Plan-Based Awards for Fiscal 2007 Table

(4)	Mr. Hull retired in November 2007.

(5)	Items in column are outlined in the following table:

Items in All Other Compensation Column for Fiscal 2007

	Company	Internet
	Contributions	Service	Total All Other
Name	to 401(k) Plan	Stipend	Compensation ($)

John McAdam	$0	$600	$600
Andrew Reinland	$4,000	$600	$4,600
Karl Triebes	$4,000	$600	$4,600
Tom Hull	$4,000	$600	$4,600
Dan Matte	$4,000	$600	$4,600

Grants of Plan-Based Awards for Fiscal 2007

						All Other
						Stock
						Awards:		Grant
						Number		Date Fair
			Estimated Possible Payouts Under			of Shares		Value of
			Non-equity Incentive Plan Awards(3)			of Stock		Stock
			Threshold	Target	Maximum	or Units		Awards
Name	Grant Date	Approval Date	($)	($)	($)	(#)		($/Sh)(6)

John McAdam	12/15/2006(1)	12/12/2006	—	—	—	200,000	(4)	$7,648,000
	8/1/2007(1)	7/20/2007	—	—	—	100,000	(5)	$4,332,500
	(2)	12/12/2006	$317,125	$396,406	N/A	—		—
Andrew Reinland	12/15/2006(1)	12/12/2006	—	—	—	40,000	(4)	$1,529,600
	8/1/2007(1)	7/18/2007	—	—	—	29,400	(5)	$1,273,755
	(2)	11/17/2006	$45,883	$57,354	N/A	—		—
Karl Triebes	12/15/2006(1)	12/12/2006	—	—	—	44,000	(4)	$1,682,560
	8/1/2007(1)	7/18/2007	—	—	—	29,400	(5)	$1,273,755
	(2)	11/17/2006	$137,079	$171,349	N/A	—		—
Tom Hull(7)	12/15/2006(1)	12/12/2006	—	—	—	44,000	(4)	$1,682,560
	8/1/2007(1)	7/18/2007	—	—	—	29,400	(5)	$1,273,755
	(2)	11/17/2006	$140,225	$175,282	N/A	—		—
Dan Matte	12/15/2006(1)	12/12/2006	—	—	—	44,000	(4)	$1,682,560
	8/1/2007(1)	7/18/2007	—	—	—	29,400	(5)	$1,273,755
	(2)	11/17/2006	$100,624	$125,780	N/A	—		—

(1)	Restricted stock units granted under 2005 Equity Incentive Plan. No options were granted to the Named Executive Officers in fiscal year 2007.

(2)	Cash bonus awarded under Incentive Plan. The Board of Directors approved the fiscal year 2007 target bonus amount for Mr. McAdam on December 12, 2006. On November 17, 2006, the Compensation Committee approved for recommendation to the Board of Directors the fiscal year 2007 target bonus amount for Mr. McAdam and approved the fiscal year 2007 target bonus amounts for Messrs. Reinland, Triebes, Hull and Matte.

(3)	50% of the cash incentive bonus is based on the Company achieving target revenue for the quarter and 50% is based on the Company achieving target adjusted EBITDA for the quarter. In 2007, the quarterly revenue targets were $116.3 million, $120.8 million, $126.3 million and $136.6 million, for an annual target of $500 million; and the quarterly adjusted EBITDA targets were $27.4 million, $28.9 million, $32.6 million and $31.7 million, for an annual target of $120.6. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid linearly above 80% of the targeted goals. For example, 85% of the possible cash incentive bonus will be paid for revenue or adjusted EBITDA at 85% of the applicable target. Similarly, 105% of the possible cash incentive bonus will be paid for revenue or adjusted EBITDA at 105% of the applicable target. However, results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. The actual cash incentive bonus paid for fiscal year 2007 is set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2007.

(4)	50% of the aggregate number of RSUs in the grant dated December 15, 2006 vests in equal quarterly increments over two years, until such portion of the grant is fully vested on November 1, 2008. The vesting of 25% of each such grant is subject to the Company achieving a 20% increase in total revenue for fiscal year 2007, relative to fiscal year 2006. Total revenue for fiscal year 2007 increased by 33% relative to fiscal year 2006. The vesting of the remaining 25% is subject to the Company achieving a 20% increase in total revenue for fiscal year 2008, relative to fiscal year 2007. The holder of the RSU award does not have any of the benefits of ownership of the shares of Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSU vests and the shares are issued. The Named Executive Officers did not receive grants of equity-based compensation in fiscal year 2006.

(5)	50% of the aggregate number of RSUs in the grant dated August 1, 2007 vests in equal quarterly increments over two years, until such portion of the grant is fully vested on August 1, 2009. The vesting of 25% of each such grant is subject to the Company achieving a 20% increase in revenue during the period beginning with the 4th quarter of fiscal year 2007 through the 3rd quarter of fiscal year 2008, relative to the same period in fiscal years 2006 and 2007. The vesting of the remaining twenty-five percent 25% is subject to the Company meeting specified performance criteria to be set by the Compensation Committee for the 12 month period beginning August 1, 2008. The holder of the RSU award does not have any of the benefits of ownership of the shares of Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSU vests and the shares are issued.

(6)	The column shows the full grant date fair value of RSUs in accordance with FAS 123R granted to the Named Executive Officers in fiscal 2007. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the vesting period of the award. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2007. These amounts reflect the company’s accounting expense for those awards, rather than the amount paid or to be realized by the Named Executive Officers.

(7)	Mr. Hull retired in November 2007.

Outstanding Equity Awards at September 30, 2007

	Options Awards							Stock Awards
Equity
Incentive
											Equity	Plan
											Incentive	Awards:
											Plan	Market
											Awards:	or Payout
					Equity						Number of	Value of
					Incentive						Unearned	Unearned
					Plan					Market	Shares,	Shares,
					Awards:					Value of	Units or	Units or
			Number of	Number of	Number of			Number of		Shares or	Other	Other
			Securities	Securities	Securities			Shares or		Units of	Rights	Rights
			Underlying	Underlying	Underlying			Units of		Stock That	That	That
			Unexercised	Unexercised	Unexercised	Option	Option	Stock That		Have Not	Have Not	Have Not
			Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not		Vested	Vested	Vested
Name	Grant Date		Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)		($)(8)	(#)	($)

John McAdam	—		—	—	N/A	$—	—	212,500	(3)	$7,902,875	N/A	N/A
Andrew Reinland	—		—	—	N/A	$—	—	58,150	(4)	$2,162,599	N/A	N/A
Karl Triebes	8/16/2004	(1)	500	137,500	N/A	$11.405	8/16/2014	N/A		N/A	N/A	N/A
	—		—	—	N/A	$—	—	54,150	(5)	$2,013,839	N/A	N/A
Tom Hull(9)	10/20/2003	(2)	220,625	9,375	N/A	$11.845	10/20/2013	N/A		N/A	N/A	N/A
	—		—	—	N/A	$—	—	54,150	(6)	$2,013,839	N/A	N/A
Dan Matte	—		—	—	N/A	$—	—	61,150	(7)	$2,274,169	N/A	N/A

(1)	Option granted in connection with initial hiring to purchase up to 600,000 shares of Common Stock at a price per share of $11.405, 25% of which vested on the first anniversary date of the grant, with the balance vesting in equal monthly installments over the following three year period.

(2)	Option granted in connection with initial hiring to purchase up to 450,000 shares of Common Stock at a price per share of $11.845, 25% of which vested on the first anniversary date of the grant, with the balance vesting in equal monthly installments over the following three year period.

(3)	Comprised of equity awards dated (i) December 15, 2006 for 200,000 RSUs vesting as set forth in footnote (4) to the Grants of Plan-Based Awards for Fiscal 2007 Table, of which 112,500 RSUs have not vested as of September 30, 2007 and (ii) August 1, 2007 for 100,000 unvested RSUs vesting as set forth in footnote (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(4)	Comprised of equity awards dated (i) September 30, 2005 for 10,000 RSUs vesting 12.5% on October 1, 2006 with the remaining 87.5% vesting in quarterly installments over the following two years, of which 5,000 RSUs have not vested as of September 30, 2007; (ii) November 1, 2005 for 10,000 RSUs vesting in quarterly installments over two years, of which 1,250 RSUs have not vested as of September 30, 2007; (iii) December 15, 2006 for 40,000 RSUs vesting as set forth in footnote (4) to the Grants of Plan-Based Awards for Fiscal 2007 Table, of which 22,500 RSUs have not vested as of September 30, 2007; and (iv) August 1, 2007 for 29,400 unvested RSUs vesting as set forth in footnote (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(5)	Comprised of equity awards dated (i) December 15, 2006 for 44,000 RSUs vesting as set forth in footnote (4) to the Grants of Plan-Based Awards for Fiscal 2007 Table, of which 24,750 RSUs have not vested as of September 30, 2007 and (ii) August 1, 2007 for 29,400 unvested RSUs vesting as set forth in footnote (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(6)	Comprised of equity awards dated (i) December 15, 2006 for 44,000 RSUs vesting as set forth in footnote (4) to the Grants of Plan-Based Awards for Fiscal 2007 Table, of which 24,750 RSUs have not vested as of September 30, 2007 and (ii) August 1, 2007 for 29,400 unvested RSUs vesting as set forth in footnote (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(7)	Comprised of equity awards dated (i) September 30, 2005 for 14,000 RSUs vesting 12.5% on October 1, 2006 with the remaining 87.5% vesting in quarterly installments over the following two years, of which 7,000 RSUs have not vested as of September 30, 2007; (ii) December 15, 2006 for 44,000 RSUs vesting as set forth in footnote (4) to the Grants of Plan-Based Awards for Fiscal 2007 Table, of which 24,750

RSUs have not vested as of September 30, 2007; and (iii) August 1, 2007 for 29,400 unvested RSUs vesting as set forth in footnote (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(8)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Company’s common stock ($37.19) on September 28, 2007.

(9)	Mr. Hull retired in November 2007.

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)	($)(2)

John McAdam	—	$—	137,500	$5,245,877
Andrew Reinland	—	$—	42,500	$1,534,822
Karl Triebes	199,500	$5,138,563	39,250	$1,491,032
Tom Hull(3)	—	$—	39,250	$1,491,032
Dan Matte	—	$—	51,250	$1,919,028

(1)	Amount reflects the difference between the option exercise price and the market price of the Company’s common stock at the time of exercise.

(2)	Amounts reflect the closing price of the Company’s common stock on the day the stock award vested multiplied by the number of shares.

(3)	Mr. Hull retired in November 2007.

Potential Payments Upon Termination or Change in Control

There are no written employment contracts with any of the Named Executive Officers. Each such officer is an “at-will” employee, and his employment may be terminated anytime with or without cause. The RSU and option grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company, the vesting of outstanding and unvested RSUs and options will accelerate and such RSUs and options will become fully vested. A “change in control” is generally defined as (i) a sale of substantially all of the assets of the Company, or (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iv) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

The following table sets forth an estimate of the value of the acceleration of vesting on unvested equity awards which would have occurred if a change in control occurred on September 30, 2007. For purposes of this estimate, the closing price of the Company’s common stock on September 28, 2007 of $37.19 per share was used.

	Option Vesting	RSU Vesting
Name	Acceleration(1)	Acceleration(2)

John McAdam	—	$7,902,875
Andrew Reinland	—	$2,162,599
Karl Triebes	$3,545,438	$2,013,839
Tom Hull(3)	$237,609	$2,013,839
Dan Matte	—	$2,274,169

(1)	Calculated based on the aggregate difference for unvested options between the closing price of the Company’s common stock on September 28, 2007 ($37.19) and the option exercise price.

(2)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Company’s common stock ($37.19) on September 28, 2007.

(3)	Mr. Hull retired in November 2007.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2007.

DIRECTOR COMPENSATION FOR FISCAL 2007

				Change in
				Pension Value
				and
				Nonqualified
	Fees		Non-Equity	Deferred
	Earned or	Stock	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)(2)	($)(3)	($)	($)	($)	($)

A. Gary Ames	$64,250	$257,635	N/A	N/A	N/A	$321,885
Deborah L. Bevier	$53,250	$271,346	N/A	N/A	N/A	$324,596
Keith D. Grinstein	$70,500	$257,635	N/A	N/A	N/A	$328,135
Karl D. Guelich	$75,000	$257,635	N/A	N/A	N/A	$332,635
Alan J. Higginson	$69,750	$257,635	N/A	N/A	N/A	$327,385
Rich Malone	$46,250	$257,635	N/A	N/A	N/A	$303,885

(1)	John McAdam, the Company’s President and Chief Executive Officer is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director.

(2)	Represents the aggregate annual retainer, Board chair retainer, committee chair retainer, and board and committee meeting amounts. Non-employee directors of the Company are currently paid $40,000 annually for their services as members of the Board of Directors. Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees are paid an additional $15,000, $10,000 and $7,500, respectively, annually. The Chairman of the Board of Directors receives an additional $15,000 paid annually. In addition, the non-employee directors of the Company are paid $1,500 for each in-person board meeting and $750 for each telephonic board meeting. Members of the Standing Committees, as well as any special committee or ad hoc committee established by the Board of Directors, are paid $1,000 for each in-person committee meeting and $750 for each telephonic committee meeting.

(3)	Represents the dollar amount recognized for financial statement reporting purposes during fiscal year 2007 for RSUs granted to the directors in fiscal years 2007 and 2006 , in accordance with FAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The difference in Ms. Bevier’s dollar amount reflects the vesting of her fiscal year 2006 grant which commenced in July 2006 when she joined the Board of Directors. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2007. These amounts reflect the company’s accounting expense for these awards, rather than the amount paid or to be realized by the directors. On March 22, 2007, as approved by the Board of Directors at the recommendation of the Compensation Committee, each non-employee director received a grant of RSUs representing the right to receive 5,412 shares of Common Stock (adjusted to reflect two-for-one forward stock split effective August 20, 2007) under the 2005 Equity Incentive Plan (with a grant date fair value of $200,027.52 in accordance with FAS 123R) which will be fully vested on March 10, 2008. As of September 30, 2007, each non-employee director held 5,412 RSUs which were not yet vested.

Report of the Audit Committee

The Audit Committee consists of four directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee charter is available on the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com.

On behalf of the Board of Directors, the Audit Committee oversees the Company’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. PricewaterhouseCoopers, LLP, the independent registered public accounting firm (the “Auditors”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the Auditors the audited financial statements and the quarterly unaudited financial statements of the Company for the fiscal year ended September 30, 2007, matters relating to the Company’s internal controls over financial reporting and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Accounting Officer.

The Audit Committee discussed with the Auditors the overall scope and plans for the annual audit. The Audit Committee meets with the Auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with the Auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed and reviewed with the Auditors all matters required to be discussed under the Statement on Auditing Standards No. 61 Communication with Audit Committees.

The Audit Committee has received from the Auditors a formal written statement describing all relationships between them and the Company that might bear on their independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with them any relationships that may impact their objectivity and independence, including the amount and significance of non-audit services provided by them, and has satisfied itself as to their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report to Shareholders on Form 10-K for the year ended September 30, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007. The Board is recommending that shareholders ratify this selection at the Annual Meeting.

Members of the Audit Committee:

Karl D. Guelich, Chair
Deborah L. Bevier
Keith D. Grinstein
Rich Malone

Fees Paid to PricewaterhouseCoopers LLP

The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2007 and 2006:

	Years Ended September 30,
Fee Category	2007	2006

Audit Fees	$693,000	$911,500
Audit-Related Fees	126,000	416,000
Tax Fees	—	11,800
All Other Fees	—	—

Total Fees	$819,000	$1,339,300

Audit Fees.  Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, financial accounting and reporting standards and services related to registration statements and public offerings. Substantially all of the Audit-Related Fees in fiscal 2007 were for services in connection with the restatement resulting from the Company’s review of its stock option practices and historical financial statements.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent registered public accounting firm to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with our independent registered public accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. During the course of the year, the Chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman of the Audit Committee reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent registered public accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2007, all audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Annual Independence Determination

The Audit Committee considered whether the provision of nonaudit services is compatible with the principal accountants’ independence and concluded that the provision of nonaudit services has been compatible with maintaining the independence of the Company’s external auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of January 7, 2008 by (a) each person known to the Company to own beneficially more than 5% of outstanding shares of Common Stock on January 7, 2008, (b) each director and nominee for director of the Company, (c) the Named Executive Officers, as defined herein, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Number of
	Shares of
	Common Stock	Percent of
	Beneficially	Common Stock
Name and Address(1)	Owned(2)(15)	Outstanding(2)

FMR Corp. and its affiliates(3) 82 Devonshire Street Boston, Massachusetts 02109	10,537,370	12.4
John McAdam(4)	229,610	*
Andrew Reinland(5)	51,067	*
Tom Hull(6)	288,921	*
Dan Matte(7)	7,661	*
Karl Triebes(8)	42,588	*
A. Gary Ames(9)	30,000	*
Deborah L. Bevier	10,000	*
Keith D. Grinstein(10)	42,000	*
Karl D. Guelich(11)	25,000	*
Alan J. Higginson(12)	90,000	*
Rich Malone(13)	90,000	*
All directors and executive officers as a group (16 people)(14)	993,958	1.2

*	less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119.

(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after January 7, 2008. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)	The holding shown is as reported by FMR Corp. (“FMR”) in a Schedule 13G/A filed on February 14, 2007. The reported holding has been adjusted to reflect two-for-one forward stock split effective August 20, 2007. Includes 10,533,970 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, as a result of its serving as an investment advisor to various investment companies (the “Funds”). One of the Funds, Fidelity Growth Company Fund, has ownership of 7,139,446 of theses shares. Edward C. Johnson 3d, Chairman of FMR, FMR through its control of Fidelity, and the Funds each has sole power to dispose of the 10,533,970 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Also includes 3,400 shares beneficially owned by Pyramis Global Advisors Trust, an indirect wholly owned subsidiary of FMR, as a result of its serving as Investment Manager of institutional accounts. Edward C. Johnson 3d and FMR, through its control of Pyramis Global Advisors Trust, each has sole dispositive power over 3,400 shares and sole power to vote or to direct the voting of 3,400 shares, and no power to vote or to direct the voting of 3,400 shares owned by the institutional account(s).

(4)	Includes 18,750 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 7, 2008. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(5)	Includes 5,588 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 7, 2008. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(6)	Includes 230,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 7, 2008. Mr. Hull retired in November 2007.

(7)	Includes 6,338 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 7, 2008. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(8)	Includes 38,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 7, 2008 and 4,588 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 7, 2008. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(9)	Includes 15,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 7, 2008.

(10)	Includes 15,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 7, 2008.

(11)	Includes 15,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 7, 2008.

(12)	Includes 75,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 7, 2008.

(13)	Includes 65,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 7, 2008. Mr. Malone’s term on the Board of Directors expires on the date of the Annual Meeting.

(14)	Includes 477,732 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 7, 2008 and 56,840 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 7, 2008. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards for Fiscal 2007 Table.

(15)	Number of shares of common stock beneficially owned has been adjusted to reflect two-for-one forward stock split effective August 20, 2007.

Equity Compensation Plan Information

The following table provides information as of September 30, 2007 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Column C
Number of
securities remaining
available for
	Column A				future issuance
	Number of				under equity
	securities to				compensation plans
	be issued		Column B		(total securities
	upon exercise		Weighted-average exercise		authorized but
	of outstanding		price of		unissued under
	options and		outstanding options		the plans,
Plan Category	rights		and rights		less Column A)

Equity compensation plans approved by security holders(1)	3,156,784	(2)	$19.63	(3)	4,943,558	(4)
Equity compensation plans not approved by security holders(5)	1,687,193		$13.88		3,029,293

Total	4,843,977		$16.11		7,972,851

(1)	Consists of the F5 Networks, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Equity Incentive Plan), the F5 Networks, Inc. Amended and Restated 1998 Equity Incentive Plan (the “1998 Equity Incentive Plan”), and the 2005 Equity Incentive Plan as Amended (the “2005 Equity Incentive Plan”). No additional options may be granted under the 1996 Equity Incentive Plan.

(2)	Includes 1,968,656 shares issuable upon vesting of outstanding RSUs granted under the 2005 Equity Incentive Plan and 119,630 shares issuable upon vesting of outstanding stock bonuses granted under the 1998 Equity Incentive Plan.

(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs or stock bonuses, which have no exercise price.

(4)	Includes 1,465,772 shares reserved for issuance under the Employee Stock Purchase Plan.

(5)	Consists of the F5 Networks, Inc. 2000 Employee Equity Incentive Plan (the “2000 Equity Incentive Plan”), F5 Networks, Inc. uRoam Acquisition Equity Incentive Plan (the “uRoam Equity Incentive Plan”), F5 Networks, Inc. MagniFire Acquisition Equity Incentive Plan (the “MagniFire Equity Incentive Plan”), F5 Networks, Inc. Assumed Acopia Networks Inc. 2001 Stock Incentive Plan (the “Acopia 2001 Plan”), F5 Networks, Inc. Acopia Acquisition Equity Incentive Plan (the “Acopia Acquisition Plan”) and certain executive new hire grants. The material features of each of these equity compensation plans are set forth in note 6 in our financial statements, “Summary of Significant Accounting Policies — Shareholders’ Equity” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2007. As of the date of assumption of the Acopia 2001 Plan, there were options to purchase 426,821 shares outstanding under the Acopia 2001 Plan, with a weighted average exercise price of $18.94. No additional options may be granted under the uRoam Equity Incentive Plan or MagniFire Equity Incentive Plan.

Section 16 (a) Beneficial Ownership Reporting Compliance

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that, during fiscal 2007, all such SEC filing requirements were satisfied.

PROPOSAL 1:  ELECTION OF TWO CLASS III DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of two Class III directors to serve for three-year terms until the annual meeting of shareholders for fiscal year end 2010 and until their successors are elected and qualified. The Board of Directors has unanimously nominated A. Gary Ames and Scott Thompson for re-election to the Board of Directors as Class III directors. The nominees have indicated that they are willing and able to serve as directors. If either nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than two nominees for Class III directors at the Annual Meeting. The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE TWO NOMINEES.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Messrs. Ames and Thompson.

PROPOSAL 2.  RATIFICATION OF INDEPENDENT AUDITOR

The Board of Directors request that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending September 30, 2008. The Company expects that representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2008. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THIS PROPOSAL

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “for” this proposal.

OTHER BUSINESS

Neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR END 2008

The Company’s Bylaws provide that advance notice of a shareholder’s proposal must be delivered to or mailed and received at the Company’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, the Bylaws also provide that in the event the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Each shareholder’s notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (C) the class and number of shares of the Company which are beneficially owned by the shareholder, (D) any material interest of the shareholder in such business and (E) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such shareholder’s capacity as a proponent of a shareholder proposal.

A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the Annual Meeting for fiscal year end 2008 must submit the proposal to the Company no earlier than November 11, 2008 and no later than December 11, 2008. Shareholders who intend to present a proposal at the Annual Meeting for fiscal year end 2008 without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than December 11, 2008 or management of the Company will have discretionary voting authority at the fiscal year end 2008 annual meeting with respect to any such proposal without discussion of the matter in Proxy Statement for such meeting. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and Annual Reports to Shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for the Company by reducing printing and postage costs. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to Shareholders for fiscal year 2007 (the “2007 Annual Report”) and this proxy statement to multiple shareholders who share the same address (if they appear to be members of the same family), unless the Company has received contrary instructions from an affected shareholder.

The 2007 Annual Report and this proxy statement may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website at www.f5.com. The Company will deliver promptly upon written or oral request a separate copy of the 2007 Annual Report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2007 Annual Report or this proxy statement, shareholders should contact the Company at: Investor Relations, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is 206-272-5555.

If you are a shareholder, share an address and last name with one or more other shareholders and would like either to request delivery of a single copy of the Company’s Annual Report to Shareholders or proxy statements for yourself and other shareholders who share your address or to revoke your householding consent and receive a separate copy of the Company’s Annual Report to Shareholders or proxy statement in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms also have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

By Order of the Board of Directors

Jeffrey A. Christianson
Senior Vice President, General Counsel and Secretary

Directions to the
Annual Meeting of Shareholders of
F5 Networks, Inc.
At
F5 Networks, Inc.
401 Elliott Avenue West
Seattle, Washington 98119
(206) 272-5555

From Interstate 5 North and South:

•	Exit at Mercer Street.

•	At bottom of ramp, veer right.

•	At next light, turn left (Valley Street).

•	Continue on this street (it will become Broad Street) until you reach Denny Way (gas station on the left).

•	Turn right onto Denny Way. As you go down the hill, Denny Way will veer right and connect with Elliott Avenue West. Continue one block. F5 Networks is located on the left.

From State Route 99 (Aurora Avenue) North:

•	Exit 99 at Denny Way; take a right at the top of the ramp.

•	Follow Denny Way for approximately 1.5 miles; as you go down the hill, Denny Way will veer right and connect with Elliott Avenue West. Continue one block. F5 Networks is located on the left.

From State Route 99 (Aurora Avenue) South:

•	Follow 99 across waterfront area; exit at Western Avenue.

•	Continue up Western Avenue which will run into Elliott Avenue West at Denny Way.

•	Proceed straight through the intersection at Denny Way and on to Elliott Avenue West. Continue one block. F5 Networks is located on the left.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on March 10, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on March 10, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to F5 Networks, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

F5 NETWORKS, INC.
ANNUAL MEETING OF SHAREHOLDERS
March 11, 2008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John McAdam and Jeffrey A. Christianson (collectively, the “Proxies”), and each of them, with full power of substitution, as proxy to vote at the annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year end 2007, to be held on March 11, 2008 at 11:00 a.m., Pacific time, at F5 Networks, Inc. Headquarters, 401 Elliott Avenue West, Seattle, Washington 98119, and at any adjournment thereof, hereby revoking any proxies heretofore given, and to vote all shares of Common Stock of the Company, held or owned by the undersigned, as directed on the reverse side of this proxy card, and in the Proxies’ discretion upon such other matters as may come before the meeting.
(TO BE SIGNED ON REVERSE SIDE)

F5 NETWORKS, INC. 401 ELLIOTT AVENUE WEST SEATTLE, WASHINGTON 98119
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by F5 Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and Annual Report to Shareholders electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to F5 Networks, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	F5NTK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
F5 NETWORKS, INC.

Election of Two Class III Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees: Class III
1.	01) A. Gary Ames 02) Scott Thompson	☐	☐	☐

The Board of Directors recommends a vote “FOR” all nominees

Vote On Proposal		For	Against	Abstain

2.	Proposal to Ratify Selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2008.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 2
This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

NOTE: Please sign exactly as name(s) appear(s) hereon.
When signing in a representative capacity, please give title.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date